-----------------------------
                                                             OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number 3235-0145
                                                   Expires: October 31, 2002
                                                   Estimated average burden
                                                   hours per response ..... 14.9
                                                   -----------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                              (Amendment No. ___)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13D-1(B), (C) AND (D)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)



                         Star Multi Care Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                      855156 30 3
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 855156 30 3                   13G                    Page 2 of 5 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            National Home Health Care Corp.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 53,100
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  53,100
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           53,100
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.1%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 855156 30 3                   13G                    Page 3 of 5 Pages

--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

           Star Multi Care Services, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           33 Walt Whitman Road, Huntington Station, New York 11746

ITEM 2(A). NAME OF PERSON FILING:

           National Home Health Care Corp.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           700 White Plains Road, Scarsdale, New York 10583

ITEM 2(C). CITIZENSHIP:

           U.S.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(E). CUSIP NUMBER:

           855156 30 3

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
           OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

CUSIP No. 855156 30 3                   13G                    Page 4 of 5 Pages

--------------------------------------------------------------------------------

ITEM 4.    OWNERSHIP.

            (a)   Amount beneficially owned:   53,100

            (b)   Percent of class:  6.1%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote:  53,100

                  (ii)  Shared power to vote or direct the vote:       0

                  (iii) Sole power to dispose or direct the disposition of:
                        53,100

                  (iv)  Shared power to dispose or direct the disposition of:  0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

CUSIP No. 855156 30 3                   13G                    Page 5 of 5 Pages

--------------------------------------------------------------------------------

ITEM 10.    CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 6, 2002
                                        ----------------------------------
                                                      Date

                                        /s/ Robert P. Heller
                                        ----------------------------------
                                                    Signature


                                        Robert P. Heller
                                        Vice President of Finance, Chief
                                        Financial Officer and Treasurer
                                        ----------------------------------
                                                    Name/Title